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                                                                    Exhibit 20.3



                            [Letterhead of KPMG LLP]

                         Independent Accountants' Report



Mellon Bank Credit Card Master Trust
c/o The Bank of New York, as Trustee

Mellon Bank (DE) National Association, as Servicer

We have examined the accompanying assertion made by management on Mellon Bank
(DE) National Association's ("Mellon (DE)") compliance, as Servicer, with
Article IV, Section 4.3, of the Pooling and Servicing Agreement for the Mellon Bank Credit Card Master Trust, dated as of November 1, 1995, including the Supplement (Series 1995-A), dated November 1, 1995 (collectively, the "Agreement"), for the year ended December 31, 1998. Management is responsible for Mellon (DE)'s compliance with the aforementioned section of the Agreement. Our responsibility is to express an opinion on management's assertion about Mellon (DE)'s compliance based upon our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Mellon (DE)'s compliance with the aforementioned section of the Agreement and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Mellon (DE)'s compliance with the Agreement.

In our opinion, management's assertion that Mellon (DE) was materially in compliance with the aforementioned section of the Agreement for the year ended December 31, 1998 is fairly stated, in all material respects.


                                                              KPMG LLP
                                                          ----------------------

Pittsburgh, PA
March 26, 1999




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              [Letterhead of Mellon Bank (DE) National Association]

    Management Report on Mellon Bank (DE) National Association's Compliance,
                  as Servicer, with the Servicing Requirements
                     of the Pooling and Servicing Agreement


Management of Mellon Bank (DE) National Association ("Mellon (DE)"), as Servicer, is responsible for compliance with the servicing requirements in
Article IV, Section 4.3, of the Pooling and Servicing Agreement for the Mellon Bank Credit Card Master Trust, dated as of November 1, 1995, including the Supplement (Series 1995-A), dated as of November 1, 1995 (collectively, the "Agreement").

Management has performed an evaluation of Mellon (DE)'s compliance with the aforementioned section of the Agreement for the year ended December 31, 1998. Based upon this evaluation, management believes that, for the year ended December 31, 1998, Mellon (DE), as Servicer, was materially in compliance with the aforementioned section of the Agreement.






  DONNA M. COUGHEY                                     JOHN L. KLINCK, JR.
----------------------                               -----------------------
Donna M. Coughey                                     John L. Klinck, Jr.
Chairman and President                               Senior Vice President


March 26, 1999